EXHIBIT 23.1

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors


SJW Corp.:

We consent to the incorporation by reference herein of our report dated February 28, 2005, with respect to the consolidated balance sheets of SJW Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of SJW Corp., as amended on Form 10-K/A on March 25, 2005.



/s/ KPMG LLP
Mountain View, CA
August 8, 2005